UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2016

CombiMatrix Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33523	47-0899439
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

310 Goddard, Suite 150
Irvine, CA 92618

(Address of principal executive offices, including zip code)

(949) 753-0624

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 3.03.                                        Material Modification to Rights of Security Holders.

The information disclosed in Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.03                                           Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 21, 2016, CombiMatrix Corporation (the “Company”) filed with the Delaware Secretary of State a Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock, that created its new Series F Convertible Preferred Stock, authorized 8,000 shares of Series F Convertible Preferred Stock and designated the preferences, rights and limitations of the Series F Convertible Preferred Stock. The Series F Convertible Preferred Stock is non-voting (except to the extent required by law and except for certain consent rights described in the certificate of designation), but ranks senior to the Common Stock with respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company.

Item 8.01                                           Other Events.

On March 24, 2016, the Company completed a registered underwritten public offering (the “Offering”) of an aggregate of 8,000 units, with each unit consisting of one share of Series F Convertible Preferred Stock and 258.397875 Warrants each to purchase one share of Common Stock.  Immediately after completion of the Offering, the Company issued an aggregate of 195,095 shares of Common Stock upon conversions of Series F Convertible Preferred Stock by holders thereof.  As a result of these issuances, the Company has 1,052,024 shares of Common Stock issued and outstanding. In addition, immediately after completion of the Offering, the Company repurchased all of its outstanding Series E 6% Convertible Preferred Stock pursuant to the terms of the previously reported Series E 6% Preferred Stock Repurchase Agreement dated February 4, 2016.

Item 9.01.                                        Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.

3.1                               Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBIMATRIX CORPORATION

Dated: March 24, 2016	By:	/s/ SCOTT R. BURELL
Scott R. Burell, Chief Financial Officer